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                                                                    EXHIBIT 99.1


                         [CORPORATE EXPRESS LETTERHEAD]


NEWS RELEASE
OCTOBER 22, 1999
CONTACT: Linda Dill, Corporate Express Vice President Strategic Planning and
         Investor Relations, 303-664-3949


         CORPORATE EXPRESS SHAREHOLDERS APPROVE MERGER WITH BUHRMANN NV;

                     TRANSACTION EXPECTED TO CLOSE NEXT WEEK

BROOMFIELD, Colo.- Corporate Express, Inc. (Nasdaq:CEXP) today announced that its shareholders approved the merger between Corporate Express, Inc. and Buhrmann NV (AEX:BUHR) at the Company's special meeting of shareholders. Of the shares voted, an overwhelming 97.4 percent voted in favor of the merger, with
2.5 percent voting against the merger and 0.1 percent abstaining. The Company anticipates that the merger will close on or before Friday, October 29, 1999.

"We are very pleased that the final key condition to closing the transaction, our shareholder approval, has been completed," said Robert King, President and CEO of Corporate Express. "We expect to close the merger transaction late next week, and we are looking forward to joining forces with Buhrmann and to the exciting opportunities that lie ahead."

Immediately following the close of the merger transaction, Corporate Express will post on its Internet website (www.CorporateExpress.com) instructions for shareholders indicating the procedure for exchanging stock certificates for the merger consideration of $9.70 per share. In addition, shareholders that hold stock certificates will receive mailed instructions from the paying agent indicating the procedure for submitting the stock certificates and requesting information as to where payment should be delivered. Shareholders who hold shares in a brokerage account will receive payment directly into their account following the close of the transaction.

Corporate Express, Inc. is a leading supplier of essential office and computer products and services to corporations that value innovative procurement solutions. Corporate Express currently operates in nearly 300 locations, including 89 distribution centers, and employs approximately 15,000 people in continuing operations in the United States, Australia, Canada, France, Italy, Germany, the United Kingdom, Switzerland, Ireland, New Zealand and the Netherlands.


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Buhrmann NV, headquartered in Amsterdam, is an international business services and distribution company with approximately 15,000 employees in more than 20 countries. It is currently the third largest supplier of office products in the business-to-business market in Europe and the fifth largest in the U.S. Buhrmann does business in the United States through BT Office Products, a subsidiary, which operates 24 distribution centers and employs 4,400 people. Buhrmann is also the leading paper merchant in Europe and a major distributor of graphic equipment and information systems.

The merger between Buhrmann and Corporate Express will create the world's largest business-to-business office products distribution company, with total revenues of approximately $9 billion, 30,000 employees and operations in 28 countries.





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